Exhibit 10.23

November 2, 2007

Mr. David J. de Poincy

2117 Dana Court

Flower Mound, Texas

75028

Dear David:

We are pleased to offer you the opportunity to join Sabre Industries, Inc. as part of the new corporate organization located in the Philadelphia, PA area.  This offer presents an exciting opportunity for both you and the Company, and we are confident that this will be a very successful relationship.

The following will briefly summarize the key highlights of your employment offer:

1.               Job Title:  Corporate Director, Strategic Development

2.               Reporting Relationship:  You will report to James D. Mack, President & CEO. Your responsibilities will be further defined once you have joined the Company.

3.               Starting Date: As discussed your starting date will be Monday, November 12, 2007.

4.               Starting Salary:  The base salary will be $2,500.00 week or $130,000 annualized.  Paychecks/direct deposits are issued weekly on Friday, and you will receive your first pay on the second Friday after your first day.

Sabre agrees to evaluate your compensation in accordance with satisfactory performance and continued growth of the organization.  Your contributions, along with the success of the Company, will be recognized and rewarded accordingly.  Reviews are at the next fiscal year end following the completion of one year of service, which will be April 30, 2009.

5.               Initial Benefits:  Health, dental, flexible spending accounts, disability and life benefits will become effective on the first of the month following 30 days of employment.  The Company pays the majority of the benefit cost.  Single employees contribute $28 per week and employees with family coverage contribute $67 per week.

Personal Paid Leave (combined vacation and personal time off) accrual will start on your date of hire at the rate of 2.77 hours per week, for a maximum of 18 days per year.  PPL and holiday pay eligibility are effective on date of hire.

Eligibility for 401(k) benefit will begin after one (1) months of employment, coinciding with the quarterly enrollment period.

6.          Annual Bonus:  You will be eligible to participate in Sabre Industries annual incentive plan.  Your bonus plan will be developed over the next several months and you will be provided with the details of the plan at that time.  It is expected that the target bonus for meeting the established goals will be up to 25%.

7.               Business & Travel Expenses:  Sabre will reimburse your business related and Company travel expenses. The Company will provide a mobile phone and laptop.

8.               Proprietary Information and Goodwill:  As an employee of Sabre Industries, Inc. you are required to execute the attached agreement of Confidential Information and Covenant Not to Compete. It is understood that if you have a confidentiality/ nondisclosure agreement with prior employers, you will honor the terms of those agreements while employed at Sabre Industries, Inc.

Naturally, this is a summary only.  Your employment will be subject to policies established by the Company from time to time or set forth in our employee policy manual, or other documents which will be brought to your attention, and your specific benefits will be subject to the terms, conditions, and eligibility requirements of the Company’s existing benefit plans and policies.  You will be provided copies of those plans and policies when you begin work.

Sabre Industries believes strongly that its employee relationships are based on mutual trust, respect, and satisfaction.  It is our policy that all employees are free to terminate the employment relationship at any time and the Company reserves the same right.  This is generally referred to as “employment-at-will.”  Your employment will be subject to this principle.

This job offer is contingent upon your successful completion of a job-related physical, drug screen, background check, reference check and verification of prior employment.

If you have any questions, please feel free to call me, and I will be happy to answer them for you.  We are very excited about having you join our team, and look forward to hearing from you shortly.

To formalize your acceptance of this offer please sign, a copy of this letter and return it to Jane Wyatt-Berg in the Sioux City office by Friday, October 26, 2007.

Sincerely,	I accept this employment offer set forth above,

/s/ David J. de Poincy,
James G. Paterson	David J. de Poincy,
Corporate Director, Human Resources
11-8-07
Date

Att:	non-compete